EXHIBIT 23.1
To the Board of Directors
True Religion Apparel Inc. and Subsidiary
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-133681) and Form S-8 (No. 333-128663) of our reports dated March 23, 2007, relating to the consolidated financial statements and financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting of True Religion Apparel, Inc. (“the Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ Stonefield Josephson,Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
March 23, 2007